U.S. Securities and Exchange Commission
Washington, D.C. 20549

FORM S-8

Registration Statement
Under the Securities Act of 1933

AIDA PHARMACEUTICALS, INC.
(Exact Name of Registrant as specified in charter)

Nevada	000-50212	81-0592184
(State of Incorporation)	(SEC File Number)	(IRS Employer I.D. No.)

31 Dingjiang Road, Jianggan District, Hangzhou, China
(Address of principal executive offices)

2006 Stock Grant and Option Plan

(Full Title of the Plan)

Jin Biao
31 Dingjiang Road, Jianggan District, Hangzhou, China
(Name and Address of agent for Service

86-0571-85802712

(Telephone number, including area code for agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	(1) Securities to be registered	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of Registration Fee
Common $.001 par value	2,500,000 shares	$1.14	$2,850,000	$304.95

(1) Includes an indeterminate number of additional shares which may be issued pursuant to the above plan as a result of any future stock split, stock dividend, or similar adjustment.

(2) Estimated pursuant to Rule 457(c) solely for purposes of calculating the amount of the registration fee, based upon the bid price reported on June 24, 2006 by the NASD OTC Bulletin Board; and the ask price of $1.14.

EXPLANATORY NOTE

In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission, the information specified in Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of Common Stock pursuant to the Plan.

PART II

Item 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents, which are on file with the Securities and Exchange Commission (the “Commission”), are incorporated in this registration statement by reference:

(a)
All reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act, including but not limited to the Company’s Annual Report on Form 10-KSB for the year ending December 31, 2005, 10-QSB for the period ending March 31, 2006.

In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of common stock offered have been sold or which de-registers all of the shares then remaining unsold, will be deemed to be incorporated by reference in the registration statement and to be a part hereof from the date of filing of the documents. Any statement contained in a document incorporated or superceded for purposes of this registration statement, to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supercedes such statement. Any such statement so modified or superceded will not be deemed, except as so modified or superceded, to constitute a part of this registration statement.

Item 4. DESCRIPTION OF SECURITIES

Not applicable, the class of securities to be offered is registered under Section 12 of the Securities Exchange Act of 1934.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

Item 6. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

Sections 78.751 and 78.752 of the Nevada General Corporation Law authorize a corporation to indemnify its directors, officers, employees, or agents in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including provisions permitting advances for expenses incurred) arising under the 1933 Act.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company believes that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable.

Item 8. EXHIBITS.

Exhibit Number	Description
(5.0)	Opinion of Counsel and consent regarding the legality of the securities registered under this Registration Statement
(10.1)	2006 Stock Grant and Option Plan
(10.2)	Consulting Agreement, Zheng Zhigang
(10.3)	Consulting Agreement, Qiao Bei
(23.0)	Consent of Independent Registered Public Accounting Firm

Item 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers and sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: June 30, 2006
AIDA PHARMACEUTICALS, INC.
a Nevada corporation

/s/ Jin Biao
Jin Biao
CEO & Chairman

Pursuant to the requirements of the Securities Act of 1933, this report has been signed below by the following persons on behalf of the Company and in the capacities and on the dates indicated.

Date: June 30, 2006	/s/ Jin Biao
Jin Biao
Director

/s/ Qiu Jiajun
Qiu Jiajun
Director

/s/ Zhang Qiong
Zhang Qiong
Director